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EXHIBIT 99.1

                                PIONEER ANNOUNCES
                          CLOSING OF PRIVATE PLACEMENT



New York, New York, February 28, 1997:

Pioneer Commercial Funding Corp. (NASDAQ Small Cap Market; PCFC, PCFCW) announced today that it completed its previously announced private placement. In consideration of a total of $4,000,000, the Company privately placed 2,200,000 unregistered and restricted shares of the Company's common stock and $1,800,000 principal amount of convertible notes, convertible at a rate of one share of common stock for each $1 of notes. The notes will be automatically converted into shares of the Company's common stock upon the filing of an amendment to the Company's certificate of incorporation to increase the authorized stock of the Company to a number sufficient to permit full conversion of the notes. The Company intends to call a special meeting of shareholders to approve such increase. Leedan International Holdings, which subscribed for 1,375,000 shares and $1,125,000 principal amount of notes, and an affiliate collectively hold 42.5% of the outstanding shares of the Company, which will increase to 49% following note conversion.

The Company also announced that it is presently engaged in negotiations with a major banking institution for a $25 million line of credit to be used in the funding of its mortgage warehouse operations, and presently anticipates that such credit facility will close by the end of March.

Pioneer Commercial Funding Corp. is a California-based mortgage warehouse lender. For further information, contact Mr. M. Albert Nissim, President, telephone number (212) 935-8339.